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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934



       Date of report (Date of earliest event reported): August 29, 2001



                             USA TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)



Pennsylvania                    33-70992                        23-269963
(State or other         (Commission File Number)             (I.R.S. Employer
jurisdiction of                                             Identification No.)
incorporation)



            200 Plant Avenue
            Wayne, Pennsylvania                            19087
     (Address of principal executive offices)           (Zip Code)



Registrant's telephone number, including area code: (610) 989-0340










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Item 5.           Other Events.

         As previously announced, the Company has signed an agreement with United Taxi Alliance pursuant to which UTA has agreed to purchase 15,000 e-Port terminals from the Company over a three year period. The contract is attached as an Exhibit to this Report.

         The Company's press release dated September 5, 2001 announcing the signing of the contract incorrectly indicated that UTA was one of the biggest taxi and limousine companies in the world. UTA is a new company with a limited operating history, and has informed the Company that to date only approximately 1,000 members have paid a $100 initiation fee.

         UTA has informed the Company that it anticipates obtaining additional members who drive taxis or limousines. These members would pay UTA membership fees and in exchange UTA has indicated that it would supply these members with various benefits and services, including the e-Port. Whether there would be any or more than nominal sales to UTA or installations of the e-Ports could depend on various factors including UTA's ability to procure dues paying members as well as those members actually requesting the e-Port for their taxi or limousine. In the event UTA is not able to honor its commitments under its contract with the Company, the Company believes that it would be unlikely that the Company could recover any damages from UTA.

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         The e-Ports covered by the contract would include modifications and certain functionality requested by UTA. Although the Company believes it will be able to meet these requirements, there is no assurance that it can do so.

Item 7. Exhibits.

         (c) The following Exhibits are filed as part of this Report:

         Exhibit No.                           Description
         -----------                           -----------
           10.1 Agreement dated August 29, 2001 between the Company and United Taxi Alliance

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             USA TECHNOLOGIES, INC.
                                             By:/s/George R. Jensen, Jr.
                                                ------------------------
                                                  George R. Jensen, Jr.,
                                                  Chief Executive Officer


September 25, 2001




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